Registration No. 333-14459
                                   Rule 424 (b)(2)

REVISED PRICING SUPPLEMENT No. 30 Dated May 30, 1997 (To Prospectus dated November 18, 1996)

                         $3,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                        Medium Term Notes

           Due Nine Months or More from Date of Issue
                        _________________

Principal Amount:  $20,000,000

Price to Public:   100%, subject to prevailing market conditions.

Proceeds to HFC:   97.70%

Issue Date:  June 11, 1997

Stated Maturity:   June 11, 2012

Redeemable On or After: June 11, 2002 and each June or December interest payment date thereafter at redemption price equal to 100% of the principal amount, upon at least 30 days prior notice.

Interest Rate:   7.37%

Interest Payment Dates: On the 11th of each month of each year, commencing on July 11, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Calculation Agent:  The Chase Manhattan Bank (National Association)

Agent:  Merrill Lynch & Co., as Principal

Agent's Discount or Commission:  2.30%


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